EXHIBIT 10.30

SECURITY TRANSFER AGREEMENT

(SICHERUNGSÜBEREIGNUNG)

between

inContact Ltd.

as Transferor

and

Siemens Enterprise Communications Inc.

as Collateral Holder

THIS SECURITY TRANSFER AGREEMENT (this “Agreement”) is made on October 7, 2011

BETWEEN:

1.	inContact Ltd., a limited liability company organized under the laws of England and Wales, registered in the companies register of England and Wales under the Companies Act 2006, having its business address at 10 John Street, London England WC1N2EB, (the “Transferor”); and

2.	Siemens Enterprise Communications, Inc., a Delaware corporation, having its business address at 1881 Campus Commons Drive, Reston, VA 20191, USA (the “Collateral Holder”).

WHEREAS:

(A)	The Transferor is directly and/or indirectly a wholly-owned subsidiary of inContact, Inc., a Delaware corporation with offices located at 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047, U.S.A (“inContact”). The Collateral Holder’s parent company, Enterprise Networks Holdings, Inc., presently holds a 16.7 % shareholding in inContact.

(B)	inContact has entered into a loan agreement dated October 7, 2011 (as amended or modified from time to time, the “Loan Agreement”) with Zions First National Bank, a national banking association with its principal offices at One South Main Street, Salt Lake City, Utah 84133, USA (the “Lender”) for a USD 2.5 million amortizing term loan (the “Loan”). The Collateral Holder has guaranteed payment of the Loan pursuant to a guarantee of even date with the Loan Agreement (as amended or modified from time to time, the “Guarantee”).

(C)	As an inducement to the Collateral Holder to give the Guarantee, inContact is causing the Transferor to enter into this Agreement for the purpose of giving the Collateral Holder a security interest in the assets of the Transferor against which the Collateral Holder can recoup any amount it is required to pay should the Lender make a claim against the Collateral Holder on the Guarantee.

NOW, IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Business Day” means every day with the exception of Saturdays, Sundays and such other days on which banks are generally closed for business in Munich, Germany or in the State of Utah.

“Event of Default” means the Collateral Holder has made payment to the Lender under the Guarantee and inContact has not fully reimbursed the Collateral Holder for such payment within five Business Days following the date the Collateral Holder makes payment under the Guarantee to the Lender.

“Secured Obligations” means any and all obligations (present and future, actual and contingent, matured or not matured, liquidated or unliquidated, whether incurred solely or jointly with any other person and whether as principal or surety, in any currency or currencies, together with all interest accruing thereon, and all costs, charges and expenses incurred in connection therewith) which are or become due, owing or payable by inContact to the Collateral Holder as a result of an Event of Default.

1.2	A reference to any person in this Agreement includes such person’s successors, transferees and assignees.

Words importing the singular shall include the plural and vice versa unless the context requires otherwise.

2.	TRANSFER

2.1	The Transferor hereby transfers to the Collateral Holder title to the assets (fixtures (bewegliches Anlagevermögen) and chattels (Umlaufvermögen), including without limitation raw materials, work in progress and finished stock) which are currently or in the future located at the Transferor’s premises as set out in Schedule 1 (the “Premises”). For notification purposes, such assets are more particularly described in the lists delivered pursuant to Clauses 4.1 and 4.2 and include without limitation all those fixtures and chattels described in any list delivered after the date hereof pursuant to Clause 4.2 (such goods and objects which are now or hereinafter located at the Premises shall hereinafter be referred to as the “Transferred Goods”).

2.2	To the extent that the Transferor has only part ownership (Miteigentum) of the Transferred Goods or the Transferor has any inchoate rights (Anwartschaftsrechte) in respect of the Transferred Goods, the Transferor hereby transfers to the Collateral Holder such part ownership or inchoate rights in respect of the Transferred Goods and it is agreed that the transfer of ownership, part ownership or inchoate rights in respect of the Transferred Goods takes place on the date hereof or on the date the Transferor acquires ownership, part ownership or inchoate rights in respect of such Transferred Goods (together with the Transferred Goods referred to as the “Transferred Assets”).

2.3	The Transferor and the Collateral Holder agree that the transfer of title by the Transferor to the Collateral Holder shall not be affected by the Transferor relocating any of the Transferred Assets to premises other than its respective Premises.

2.4	In lieu of transfer of possession of the Transferred Assets to the Collateral Holder the parties agree that the Transferor shall hold the Transferred Assets in the Transferor’s custody (unentgeltliche Vewahrung) free of charge for the account of the Collateral Holder as beneficiary of the Security Interest (defined below). The Transferor hereby further assigns all present and future claims against third parties obtaining actual possession of any of the Transferred Assets transferred by the Transferor to the Collateral Holder, which accepts such assignment.

2.5	The Collateral Holder hereby accepts the transfers constituted hereby.

3.	PURPOSE OF THE TRANSFER

The Transferred Assets shall serve as security for the prompt and complete satisfaction of any and all Secured Obligations (the “Security Interest”).

4.	LIST OF TRANSFERRED ASSETS

4.1	A list of Transferred Assets setting out (i) the location where the relevant Transferred Assets are stored, (ii) the nature of the Transferred Assets, (iii) the number thereof and (iv) the amount for which such assets were purchased (if applicable) is attached hereto as Schedule 2. Such list shall be in all material respects a correct and complete list of all Transferred Assets of the Transferor as of the end of the date hereof.

4.2	If reasonably necessary to safeguard the Security Interest, the Transferor shall provide to the Collateral Holder an updated list of the Transferred Assets. The updated lists shall set forth details of the Transferred Assets in accordance with the lists provided pursuant to Clause 4.1.

4.3	The lists referred to in Clauses 4.1 and 4.2 are for notification purposes only and if for any reason whatsoever the Transferred Assets are not, or are incompletely contained in the lists presented then the transfer of the Transferred Assets actually located at the Premises shall not be affected thereby.

4.4	If the Transferor employs a third party for its bookkeeping and/or data-processing, upon the occurrence of an Event of Default, the Transferor hereby authorizes the Collateral Holder to obtain the respective lists directly from such third party at the Transferor’s expense.

5.	RETENTION OF TITLE ARRANGEMENTS

The Transferor shall terminate any person’s retention of title arrangements (Eigentumsvorbehalt) in respect of any Transferred Assets by paying the purchase price thereof, and shall not allow any third party rights in or to the Transferred Assets to be created. The Collateral Holder shall be entitled to extinguish any retention of title arrangements by satisfying the holder thereof, at the Transferor’s expense.

6.	USE AND DISPOSAL OF TRANSFERRED ASSETS

6.1	The Collateral Holder authorizes the Transferor (a) to use the Transferred Assets free of charge (unentgeltlich) for the operation of its business (the “Right of Use”) and (b) to temporarily relocate and otherwise deal with the Transferred Assets in its own name and for its own account (the “Authorization”). The Transferor shall in doing so act with the care of an orderly acting merchant (Sorgfalt eines ordentlichen Kaufmanns). Any permanent relocation or disposing of the Transferred Assets shall require the prior written consent of the Collateral Holder.

6.2	The Transferor shall keep the Transferred Assets in good working order, ordinary wear and tear excepted, at its cost and apply at all times the care of an orderly acting merchant.

7.	INSURANCE OF THE TRANSFERRED ASSETS

7.1	The Transferor undertakes to maintain insurance for the Transferred Assets in the amount of their full replacement value against the usual risks as well as any further risks against which the Collateral Holder deems an insurance necessary.

7.2	The insurance premiums shall be paid by the Transferor.

7.3	The Transferor hereby assigns to the Collateral Holder any present and future claims against the respective insurers and shall notify the insurers of the assignment and transfer of title in the Transferred Assets to the Collateral Holder. The Collateral Holder hereby accepts such assignments. The Transferor will furthermore notify the respective insurer that the Collateral Holder does not assume any obligations under any insurance contract, and that the Transferor is not entitled to cancel the insurance coverage or proceeds without the consent of the Collateral Holder.

7.4	Upon request of by the Collateral Holder, the Transferor will submit to the Collateral Holder the insurance policy and proof of payment of the insurance premium. If the Transferor fails to sufficiently insure the Transferred Assets or to pay the premium when due, the Collateral Holder may do so at the risk and at the expense of the Transferor.

8.	REVOCATION OF RIGHTS

8.1	At any time after the occurrence of an Event of Default, (a) the Transferor shall, at the request of the Collateral Holder, label the Transferred Assets to show that they have been transferred for security purposes to the Collateral Holder, and (b) the Collateral Holder shall be entitled to revoke the Authorization and the Right of Use in section 6.1 above and request and obtain a transfer of possession of the Transferred Assets to the Collateral Holder or its designee, including without limitation any affiliate.

8.2	The Collateral Holder shall be further entitled to revoke the Authorization and the Right of Use relating to the Transferred Assets in section 6.1 above and request a transfer of possession of the Transferred Assets to the Collateral Holder or its designee, including without limitation any affiliate if the Transferor materially breaches its obligations under this Agreement, in particular its obligations to keep the Transferred Assets in good working order (Clause 6.2) and not to dispose of the Transferred Assets without the Collateral Holder’s consent (Clause 6.1).

9.	RIGHT OF REALISATION

9.1	At any time after the occurrence of an Event of Default, the Collateral Holder shall be entitled to realize the Transferred Assets. The Collateral Holder shall give to the Transferor five (5) Business Days’ prior written notice of its intention to realize the Transferred Assets. Such notice is not necessary if an application for the institution of insolvency proceedings or similar proceedings is filed by or against the Transferor.

9.2	The Collateral Holder has the right to realize the Transferred Assets by way of a private sale, a public auction or by way of a declaration vis-à-vis the Transferor that the Collateral Holder or its designee, including without limitation any affiliate will permanently retain title to the Transferred Assets at the then current market price. Furthermore, the Collateral Holder may request the Transferor to realize the Transferred Assets in accordance with the Collateral Holder’s instructions.

9.3	The Collateral Holder may, in its sole discretion, determine which of the Transferred Assets shall be used to satisfy the Secured Obligations. The Collateral Holder will only realize the Transferred Assets to the extent necessary to satisfy the Secured Obligations.

9.4	The Transferor shall promptly provide to the Collateral Holder all documents of title and other documents relating to the Transferred Assets.

9.5	After the complete, unconditional and irrevocable discharge of all Secured Obligations any remaining proceeds resulting from the realization of the Transferred Assets shall be promptly transferred to the Transferor at its own cost and expense.

10.	RETRANSFER OF TRANSFERRED ASSETS

10.1	Upon complete and irrevocable satisfaction of the Secured Obligations, the Collateral Holder shall at the cost of the Transferor retransfer any remaining Transferred Assets to the Transferor, who shall accept such retransfer, and surrender any excess proceeds resulting from any realization thereof. The Collateral Holder will transfer any Transferred Assets to a third person if and to the extent so required by law.

10.2	If at any time the total value of the Transferred Assets which can be expected to be realized after an Event of Default has occurred (the “Realizable Value”) other than temporarily exceeds 110% of the amount of the Secured Obligations (the “Limit”), the Collateral Holder shall upon the Transferor’s request retransfer or release such part of the Transferred Assets as the Collateral Holder may in its reasonable discretion determine so as to reduce the realizable value of the Transferred Assets to the Limit (Sicherheitenfreigabe).

10.3	The Transferor and the Collateral Holder agree that the Realizable Value of the Transferred Assets shall be determined as follows:

10.3.1	The Realizable Value shall be determined on the basis of the fair market value of the Transferred Assets at the time of the Transferor’s request for release of any Transferred Assets. In the absence of a fair market value, the Realizable Value shall be determined on the basis of the book value.

10.3.2	In case any Transferred Assets are encumbered with any superior rights in favor of third parties, contrary to the provisions of section 5 above, the value pursuant to Clause 10.3.1 shall be reduced by the amount of all outstanding claims secured by such unauthorized rights.

10.3.3	From the value determined pursuant to Clause 10.3.2, an appropriate security discount shall be made taking into account any possible deficit in the proceeds, in particular due to the age of the Transferred Assets or the fact that they are being realized by way of a compulsory sale.

11.	RIGHT OF INSPECTION

11.1	The Transferor undertakes to provide the Collateral Holder promptly at its request with all information and documents which are necessary for perfecting and/or enforcing the respective security created hereby.

11.2	The Transferor authorizes the Collateral Holder to inspect the Transferred Assets at the Premises during normal business hours and upon reasonable notice, or to have them inspected by a duly authorized representative.

11.3	To the extent that the relevant Transferred Assets are in the possession of a third party, the Transferor hereby instructs such third party to allow an inspection by the Collateral Holder of the Transferred Assets at such third party’s premises.

12.	BOOKKEEPING AND DATA-PROCESSING

12.1	If proof or documents which are necessary to identify the Transferred Assets have been handed over by the Transferor to a third party (in particular a bookkeeping firm or a tax consultant) the Transferor hereby assigns to the Collateral Holder, which accepts such assignment, its right to demand from such third party the return of the information and documents. The Transferor hereby instructs the third party to provide to the Collateral Holder upon its demand such information and documents which the Collateral Holder deems necessary in its reasonable discretion to perfect and/or enforce the Security Interest.

12.2	If details concerning the Transferred Assets or any part thereof have been stored in an electronic data processing system, then upon the occurrence of an Event of Default, the Transferor shall grant to the Collateral Holder and its designees access to the computer and or data processing system, including the peripheral equipment and all data concerning the Transferred Assets or any part thereof. Any assistance required shall be provided to the Collateral Holder. If a third party handles the electronic processing of data, then upon the occurrence of an Event of Default the Transferor hereby assigns to the Collateral Holder, which accepts such assignment, all rights against such third party relating to these services, and instructs such third party to handle the processing of data for the Collateral Holder upon its demand as it did for the Transferor.

For the avoidance of doubt, nothing contained in or contemplated by this Agreement shall require the Transferor to act in violation of the German Data Protection Act (Bundesdatenschutzgesetz).

13.	UNDERTAKINGS OF THE TRANSFEROR

13.1	During the term of this Agreement, the Transferor undertakes to the Collateral Holder:

(a)	to take all actions or make all declarations the Collateral Holder may require for perfecting, protecting or enforcing the Security Interest intended to be created by this Agreement at the Transferor’s cost and expense;

(b)	not to create or permit to subsist any encumbrance over any of the Transferred Assets or any interest therein or otherwise sell, transfer or dispose of any of the Transferred Assets or knowingly do or permit to be done, anything which might depreciate, jeopardize or otherwise directly or indirectly prejudice the value of such Transferred Assets or any interest therein;

(c)	to obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by law to enable the Transferor lawfully to enter into and perform its obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement;

(d)	to notify the Collateral Holder without undue delay (unverzüglich) of any event or circumstance which might reasonably be expected to have a material adverse effect on the Security Interests granted hereunder; and

(e)	to notify the Collateral Holder without undue delay of any attachment (Pfändung) and/or any third parties bringing claims in respect of the Transferred Assets or any part thereof or any other measures which could jeopardize the Collateral Holder’s rights relating to the Transferred Assets or materially impair their value. The Transferor shall inform the relevant attaching creditor immediately about the Collateral Holder’s Security Interest.

13.2	In case any of the Transferred Assets are encumbered by a statutory lien (gesetzliches Pfandrecht), the Transferor shall provide to the Collateral Holder upon its request proof of due payment of any claim secured by such statutory lien. If the Transferor fails to provide such proof of payment, the Collateral Holder shall be entitled to discharge any secured obligations at the Transferor’s expense.

13.3	A consent required from the Collateral Holder under this Clause 13 may be withheld if the Transferor cannot prove that the contemplated action for which such consent is required would maintain the full legal and economic quality and effectiveness of the Security Interest.

14.	REPRESENTATIONS AND WARRANTIES

The Transferor represents and warrants to the Collateral Holder that:

(a)	at the date hereof it is not unable to pay its debts as and when they fall due (zahlungsunfähig), over-indebted (überschuldet) or subject to imminent illiquidity (drohende Zahlungsunfähigkeit), all within the meaning of Sections 17 to 19 of the German Insolvency Act (Insolvenzordnung) or subject to any insolvency proceedings (Insolvenzverfahren); and

(b)	other than (i) liens arising under statutory law or (ii) contractual liens which are customary in the trade of the Transferor, it is and will be the sole legal and beneficial (wirtschaftlicher) owner, part owner or holder of an inchoate right in respect of the Transferred Assets and such Transferred Assets are free from any rights of third parties (including pre-emption rights) and in each case free from encumbrances and can be freely transferred.

15.	INDEMNITY

15.1	The Collateral Holder shall not be liable for any loss or damage suffered by the Transferor save in respect of such loss or damage suffered as a result of the willful misconduct or gross negligence of the Collateral Holder.

15.2	The Transferor will indemnify and hold the Collateral Holder harmless against any losses, actions, claims, expenses, demands and liabilities which it may incur in connection with any act or omission in the exercising or purported exercising of the powers contained herein and occasioned by any breach of the Transferor of any of its obligations or undertakings herein contained other than to the extent that such losses, actions, claims, expenses, demands and liabilities are incurred or brought against the Collateral Holder as a result of the willful misconduct or gross negligence of the Collateral Holder.

16.	ASSIGNEES AND TRANSFEREES

The Collateral Holder shall be entitled to assign or otherwise transfer any and all of its rights and duties under this Agreement to a third party. The Transferor shall not be entitled to make any such transfer.

17.	DURATION AND INDEPENDENCE

17.1	This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. This Agreement shall not cease to exist if the Secured Obligations have only temporarily been discharged.

17.2	This Agreement shall create a continuing security and no change, amendment, supplement or novation of the Loan Agreement shall affect the validity or the scope of this Agreement or the obligations which are imposed on the Transferor hereunder.

18.	COSTS AND EXPENSES

All reasonable costs, charges, fees and expenses together with any applicable value added tax arising in connection with this Agreement, if any, or its preparation, execution, or amendment, including reasonable fees for legal advisers, shall be borne by the Transferor.

19.	NOTICES AND LANGUAGE

19.1	Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail, fax transmission or cable to the following addresses:

to the Transferor:	inContact Ltd.

Address: 7730 South Union Park Avenue, Suite 500, Salt Lake City, UT 84047

Fax: 888.888.9115

Attention: Gregory S. Ayers, CFO

to the Collateral Holder:	Siemens Enterprise Communications, Inc.

Address: 1881 Campus Commons Drive, Reston, VA 20191, USA

Fax: +1 703 262 3080

Attention: General Counsel

or to such address as the recipient may have notified in writing. Proof of posting or dispatch of any notice or communication to the Transferor shall be deemed (widerlegbare Vermutung) to be proof of receipt in the case of a letter, on the third business day in the country of receipt after posting and in the case of a fax transmission or cable on the first business day in the country of receipt immediately following the date of its dispatch.

19.2	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail, except that where a German translation of a legal term appears in such text, the German translation shall prevail.

20.	PARTIAL INVALIDITY; NO IMPLIED WAIVER

20.1	Without prejudice to any other provision hereof, if at any time any one (or more) provision(s) hereof is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction or with respect to any party, or if the parties become aware of any omission (Vertragslücke) hereto of any terms which were intended to be included in this Agreement, such invalidity, illegality, unenforceability in such jurisdiction or with respect to such party or parties or such omission shall not, to the fullest extent permitted by applicable law, render invalid, illegal or unenforceable such provision or provisions in any other jurisdiction or with respect to any other party or parties hereto and shall not affect or impair the validity, legality and enforceability of the remaining provisions hereof. Such invalid, illegal or unenforceable provision or such omission shall be deemed to be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal, unenforceable or omitted provision.

20.2	No failure to exercise, nor any delay in exercising, on the part of the Collateral Holder, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

21.	CHOICE OF LAW AND PLACE OF JURISDICTION

21.1	This Agreement is governed by and shall be construed in accordance with the laws of the Federal Republic of Germany.

21.2	The District Court (Landgericht) in Munich, Federal Republic of Germany, shall have exclusive jurisdiction of any and all disputes arising in connection with this Agreement.

Schedule 1

Site Plan of Premises

marked to show section(s) where Transferred Assets are kept

Addresses of Premises:

Equinix

Lärchenstrasse 110

65933 Frankfurt – Griesheim

Germany

Equinix

Arnulfstrasse 32

80335 Munich

Germany

Schedule 2

List of Transferred Assets transferred

The list of Transferred Assets shall consist of the totality of assets listed on one or more Installation Certificates signed by the parties subsequent to the date hereof that specifically reference this Agreement and set forth (i) the location where the each Transferred Asset is stored, (ii) a specific description of each Transferred Asset, (iii) the number thereof and (iv) the amount for which each such asset was purchased (if applicable).

EXECUTION PAGE

1.	inContract Ltd.

as Transferor

By:

2.	Siemens Enterprise Communications, Inc.

as Collateral Holder

By:
Stephen Juge
Sr. Vice President and General Counsel